Exhibit 10.2

INFORMATION MARKED BY [***] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR
CONFIDENTIAL TREATMENT. THE OMITTED PORTION HAS BEEN SEPARATELY FILED WITH
THE SECURITIES AND EXCHANGE COMMISSION.

AMENDED AND RESTATED
LICENSE AND DEVELOPMENT AGREEMENT

THIS AMENDED AND RESTATED LICENSE AND DEVELOPMENT AGREEMENT (this “Agreement”), dated as of July 31, 2007 (the “Execution Date”), is entered into by and between NovaDel Pharma, Inc., a Delaware corporation (“NovaDel”), and Hana Biosciences, Inc., a Delaware corporation (the “Licensee”). NovaDel and Licensee each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

WHEREAS, NovaDel has certain proprietary rights and intellectual property (including to certain patents) with respect to lingual sprays for the metered delivery of pharmaceutical products to humans (the “Technology”); and

WHEREAS, pursuant to that certain License and Development Agreement by and between NovaDel and Licensee, effective as of October 26, 2004 (the “Effective Date”), as amended by that certain Amendment No. 1 To License and Development Agreement dated August 3, 2005, as amended by that certain Amendment No. 2 To License and Development Agreement dated May 15, 2006, and as amended by that certain Amendment No. 3 To License and Development Agreement dated December 22, 2006, (collectively, the “Initial Agreement”), Licensee obtained from NovaDel, and NovaDel granted to Licensee, an exclusive, restricted, sublicensable license to develop and commercialize a pharmaceutical product containing ondansetron as an active ingredient that will be administered only to humans using the Technology; and

WHEREAS, the Parties desire to amend and restate the Initial Agreement in its entirety upon the terms and conditions as set forth herein in connection with the PAR Sublicense Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants of the Parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1
DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings, unless otherwise specifically provided herein:

1.1 “AAA” shall have the meaning set forth in Section 9.1.

1.2 “Affiliate” shall mean, with respect to any Entity, any other Entity that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Entity. For purposes of this Section 1.2 only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” shall mean (a) the possession, directly or indirectly, of the power to direct the management or policies of an Entity, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of an Entity.

1.3 “Agreement” shall have the meaning set forth in the preamble.

1.4 “Agreement-Related Assets” shall have the meaning set forth in Section 8.7.2.

1.5 “Anticipated Filing Date” shall have the meaning set forth in Section 3.2.2.

1.6 “Applicable Law” shall mean the applicable laws, rules, regulations, guidelines and requirements of the Regulatory Authorities, in the Territory.

1.7 “Claims” shall have the meaning set forth in Section 3.10.6.

1.8 “CMC” shall have the meaning set forth in Section 3.4.1.

1.9 “Commercially Reasonable Efforts” shall mean, with respect to the development or commercialization of a Licensed Product, efforts and resources commonly used in the research-based pharmaceutical industry for a product of similar commercial potential at a similar stage in its lifecycle, taking into consideration its safety and efficacy, its cost to develop, the competitiveness of alternative products, its proprietary position, the likelihood of regulatory approval, its profitability, and all other relevant factors. Commercially Reasonable Efforts shall be determined on a market-by-market basis for each Licensed Product without regard to the particular circumstances of a Party, including any other product opportunities of such Party.

1.10 “Confidential Information” shall have the meaning set forth in Article 15.

1.11 “Common Technical Document” shall have the meaning set forth in the International Conference on Harmonization of the Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH) Guideline M4, Organization of the Common Technical Document, as revised on January 13, 2004.

1.12 “Control” shall mean, with respect to any item of Information and Inventions, Patents or other intellectual property right, possession of the ability, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or grant a license, sublicense or other right to or under, such item, Patent or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.13 “Designated Compound” shall mean ondansetron.

1.14 “Development Activities” shall mean the activities performed by the Parties under the Development Plan pursuant to Article 3.

1.15 “Development Budget” shall have the meaning set forth in Section 3.2.2.

1.16 “Development Committee” shall have the meaning set forth in Section 3.3.1.

1.17 “Development Plan” shall have the meaning set forth in Section 3.2.1.

1.18 “Effective Date” shall have the meaning set forth in the preamble.

1.19 “Execution Date” shall have the meaning set forth in the preamble.

1.20 “Entity” shall mean any individual, sole proprietorship, corporation, limited liability company, association, joint venture, partnership, limited partnership, limited liability partnership, trust, university, business, government or political subdivision thereof, including an agency, or any other organization that possesses independent legal standing.

1.21 “Exploit” shall mean to make, have made, import, use, sell, or offer for sale, including to research, develop, register, modify, improve, manufacture, have manufactured, store, have used, export, transport, distribute, promote, market or have sold or otherwise dispose of a Licensed Product or Licensed Process.

1.22 “Exploitation” shall mean the making, having made, importation, use, sale, offering for sale of a licensed product or process, including the research, development, registration, modification, improvement, manufacture, storage, optimization, import, export, transport, distribution, promotion, marketing, sale or other disposition of a Licensed Product or Licensed Process.

1.23 “Extraterritorial Licensees” shall mean NovaDel’s Affiliates and licensees outside of the Territory.

1.24 “FDA” shall mean the United States Food and Drug Administration, or any successor agency responsible for the evaluation and approval of pharmaceutical products.

1.25 “GAAP” shall mean Generally Accepted Accounting Principles as consistently applied.

1.26 “Improvement” shall mean any modification, variation or revision to an apparatus, method, product or technology, or any discovery, technology, device, process or formulation related to an apparatus, method, product or technology, whether or not patented or patentable, including any enhancement in the manufacture or steps or processes thereof, ingredients, preparation, presentation, formulation, means of delivery, packaging or dosage of an apparatus, method, product or technology, any discovery or development of any new or expanded indications for an apparatus, method, product or technology, or any discovery or development that improves the stability, safety or efficacy of an apparatus, method, product or technology, in each case, to the extent related to the Licensed Process, Licensed Product or Licensed Technology.

1.27 “IND” shall mean an investigational new drug application filed with the FDA for approval to commence human clinical trials, and its equivalent in other countries or regulatory jurisdictions in the Territory.

1.28 “Indemnification Claim Notice” shall have the meaning set forth in Section 10.3.1.

1.29 “Indemnified Party” shall have the meaning set forth in Section 10.3.1.

1.30 “Initial Commercial Sale” shall mean the first sale for use or consumption by the general public of the Licensed Product by Licensee or its Affiliates or Sublicensee in the Territory following Regulatory Approval of the Licensed Product. Sales for clinical studies, compassionate use, named patient programs, sales under a treatment IND, test marketing, any nonregistrational studies, or any similar instance where the Licensed Product is supplied without charge shall not constitute an Initial Commercial Sale.

1.31 “Initial Agreement” shall have the meaning set forth in the preamble.

1.32 “Infringement Suit” shall have the meaning set forth in Section 6.8.2.

1.33 “Information and Inventions” shall mean all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including pre-clinical and clinical trial results, manufacturing procedures and test procedures and techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all Improvements, whether to the foregoing or otherwise, and other discoveries, developments, inventions, and other intellectual property (whether or not confidential, proprietary, patented or patentable), in each case, to the extent related to the Licensed Process, Licensed Product or Licensed Technology.

1.34 “Knowledge” shall mean the good faith understanding of the vice presidents, senior vice presidents, executive vice presidents, president or chief executive officer of the respective Party of the facts and information then in their possession without any duty to conduct any investigation with respect to such facts and information.

1.35 “Licensed Process” shall mean the proprietary lingual spray technology for the delivery of pharmaceutical compounds through the mucosal membrane of the mouth in humans using an aerosol or pump spray device that is under the Control of NovaDel as of the Effective Date and any Improvements thereto that are conceived and reduced to practice by NovaDel in the course of performing the Development Activities.

1.36 “Licensed Product” shall mean any dosage of pharmaceutical composition or preparation in finished form labeled and packaged for sale by prescription, over-the-counter or any other method only for human application that contains, as the sole ingredient, the Designated Compound delivered by means of the Licensed Process.

1.37 “Licensed Technology” shall mean the NovaDel Patents, the NovaDel Know-How and the Drug Master File, collectively, but only with respect to the Exploitation of the Licensed Product.

1.38 “Licensee” shall have the meaning set forth in the preamble.

1.39 “Licensee Shares” shall have the meaning set forth in Section 4.4.

1.40 “Losses” shall have the meaning set forth in Section 10.1.

1.41 “NDA” shall mean a New Drug Application filed pursuant to the requirements of the FDA, as more fully defined in 21 C.F.R. § 314.5 et seq., and any equivalent application required by any Regulatory Authority for the marketing, sale or use of the Licensed Product in the Territory for human application.

1.42 “Net Sales” shall mean [***]

1.43 “NovaDel” shall have the meaning set forth in the preamble.

1.44 “NovaDel Know-How” shall mean all Information and Inventions Controlled by NovaDel or an Affiliate of NovaDel as of the Effective Date or, from time to time, during the Term that (a) (i) are necessary for the use of the Licensed Process to Exploit the Licensed Product or (ii) relate to Improvements to the Licensed Product or Licensed Process that are conceived and/or reduced to practice in the course of Exploiting the Licensed Product or Licensed Process, and (b) are not generally known, but excluding any Information and Inventions to the extent claimed by any NovaDel Patents.

1.45 “NovaDel Patents” shall mean the Patents that NovaDel Controls (a) as of the Effective Date that are listed on Exhibit A hereto and (b) from time to time during the Term that claim (i) the Licensed Process, (b) the Licensed Product, (c) NovaDel Know-How, or (d) any Improvements that are conceived and/or reduced to practice in the course of Exploiting the Licensed Product or Licensed Process.

1.46 “PAR” shall have the meaning set forth in Section 3.2.1.

1.47 “PAR Sublicense Agreement” shall have the meaning set forth in Section 3.2.1.

1.48 “Parties” shall have the meaning set forth in the preamble.

1.49 “Party” shall have the meaning set forth in the preamble.

1.50 “Patents” shall mean any of the following: (a) United States patents; (b) United States patent applications (both provisional and non-provisional), PCT patent applications, and divisionals, continuations and claims of continuation-in-part applications which shall be directed to subject matter specifically described in such United States and/or PCT patent applications, and the resulting patents (whether such divisionals, continuations or continuation-in-part applications are based upon a United States patent, United States patent application or PCT application); (c) any patents resulting from reissues or reexaminations of the United States patents described in (a) and (b) above; (d) foreign patents; (e) foreign patent applications and, to the extent applicable, divisionals, continuations and claims of continuation-in-part applications which shall be directed to subject matter specifically described in such foreign patent applications, and the resulting patents (whether such divisionals, continuations or continuation-in-part applications are based upon a foreign patent application or a foreign patent); and (f) any foreign patents, resulting from foreign procedures similar to United States reissues and reexaminations, of the foreign patents and applications described in (d) and (e) above.

1.51 “Regulatory Approval” shall mean approval by the FDA to market the Licensed Product in the United States, or equivalent Regulatory Authority in Canada to market the Licensed Product in Canada, including the issuance by the FDA or such other Regulatory Authority of an action letter indicating the approval of the NDA and the manufacturing processes and facilities for commercial supplies of the Licensed Product.

1.52 “Regulatory Authority” shall mean any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Licensed Technology or the Licensed Product in the Territory.

1.53 “Regulatory Documentation” shall mean all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), all supporting documents and all clinical studies and tests, relating to any Licensed Product, and all data contained in any of the foregoing, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.

1.54 “Sublicensee” shall mean any Third Party to which Licensee grants a sublicense pursuant to Section 2.4 under the licenses granted to Licensee by NovaDel under Section 2.1.

1.55 “Technology” shall have the meaning set forth in the preamble.

1.56 “Term” shall have the meaning set forth in Section 7.1.

1.57 “Territory” shall mean the United States of America and Canada.

1.58 “Third Party” shall mean any Entity other than NovaDel, Licensee and their respective Affiliates.

1.59 “Third Party Claim” shall have the meaning set forth in Section 10.3.2.

1.60 “Trademark” shall include any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, trade name, brand name, logo or business symbol.

1.61 “Valid Claim” shall mean, with respect to a particular country, a claim of a Patent in such country that (a) has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken or has been taken within the time allowed for appeal, and (b) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country, except if a claim, or the subject matter thereof, of a pending patent application shall not have issued within four (4) years after the filing date from which such claim, or subject matter thereof, takes priority, such claim shall not constitute a valid claim for purposes of this agreement unless and until such claims shall issue.

ARTICLE 2
GRANT OF RIGHTS

2.1 License Grants to Licensee. Subject to Section 2.3 and the other terms and conditions of this Agreement, NovaDel hereby grants to Licensee and Licensee accepts, a non-transferable (except as provided in Article 12), sublicenseable (only as provided in Section 2.4), royalty-bearing, exclusive right and license under the Licensed Technology to Exploit the Licensed Product in the Territory, to the full end of the Term for which the Licensed Technology is licensed, unless sooner terminated as herein after provided.

2.2 License Grant to NovaDel. Licensee hereby grants to NovaDel a limited, royalty-free, non-exclusive right and license in the Territory in and to the Licensed Technology to the extent necessary to perform its Development Activities under Article 3.

2.3 Retained Rights. NovaDel retains all right, title and interest, including the right to grant licenses to Third Parties, in and to the Licensed Technology. Licensee shall have no rights, express or implied, with respect to the Licensed Technology, except as expressly set forth in Section 2.1, and Licensee covenants to NovaDel that none of Licensee, its Affiliates or Sublicensees shall use the Licensed Technology, directly or indirectly, for any purpose other than for administration of the Designated Compound in connection with the Exploitation of Licensed Product hereunder. Notwithstanding anything in this Agreement to the contrary, NovaDel does hereby retain, without any duty of accounting or otherwise to Licensee or a Sublicensee, as applicable,:

2.3.1 The right to enter into collaborations or other agreements with, and to grant licenses and other rights under the NovaDel Patents and NovaDel Know-How to Third Parties to Exploit products containing compounds other than the Designated Compound and to use the Licensed Process in connection therewith; and

2.3.2 The right to independently Exploit products containing compounds other than the Designated Compound and to use the Licensed Process in connection therewith; and

2.3.3 An irrevocable, non-exclusive, royalty-free right to use the Licensed Technology (including the Licensed Process) with respect to the Designated Compound, for its internal, non-commercial research and development activities; and

2.3.4 The rights for all other territories other than the Territory and non-human uses of the Designated Compound.

2.4 Sublicenses. Licensee shall have the right to grant sublicenses under the grants in Section 2.1 to Third Parties pursuant to a separate written agreement, subject to the following requirements and conditions:

2.4.1 Licensee must obtain NovaDel’s prior written consent in respect of each such sublicense, such consent not to be unreasonably withheld but in no case will exceed thirty (30) days. Except to the extent the Parties otherwise agree pursuant to the terms of a particular sublicense granted under this Section 2.4, any sublicense agreement must be fully consistent with the terms and conditions of this Agreement, and provide that Sublicensee will indemnify NovaDel and its Affiliates to the extent provided in Article 10.

2.4.2 Within five (5) days after execution or receipt thereof, as applicable, Licensee shall provide NovaDel with a full and complete copy of each sublicense agreement granted hereunder and shall deliver copies of all reports (including relating to royalties and other payments) received by Licensee from such Sublicensees.

2.4.3 Termination of this Agreement by NovaDel pursuant to Section 8.3 with respect to Licensee shall not terminate any sublicense granted by Licensee pursuant to this Section 2.4 with respect to a Sublicensee, provided that (a) such Sublicensee is not in breach of any provision of this Agreement or the applicable sublicense agreement, (b) such Sublicensee shall perform all obligations of Licensee under this Agreement, (c) NovaDel shall have all rights with respect to any and all Sublicensees as it had hereunder with respect to Licensee prior to termination of this Agreement with respect to Licensee, and (d) Licensee shall include in any sublicense a provision in which said Sublicensee acknowledges its obligations to NovaDel hereunder and the rights of NovaDel to terminate such sublicense agreement for a breach of such sublicense agreement by such Sublicensee. The failure of Licensee to include in a sublicense the provisions referenced in clause (d) shall render the affected sublicense void.

ARTICLE 3
DEVELOPMENT AND COMMERCIALIZATION ACTIVITIES

3.1 Development and Commercialization. Licensee or its Sublicensee shall have the sole right and obligation to develop and commercialize the Licensed Product in the Territory. NovaDel shall perform or cause to be performed, on behalf of Licensee, certain Development Activities in accordance with this Article 3. Except as set forth herein or in an applicable sublicense, Licensee shall be solely responsible for all costs and expenses in connection with all development and commercialization activities, including the Development Activities performed by NovaDel on behalf of Licensee.

3.2 Development Activities. Except as the Parties otherwise agree pursuant to the terms of a sublicense agreement:

3.2.1 Election Upon Termination of Par Sublicense. If that certain Product Development and Commercialization Sublicense Agreement by and between Licensee, NovaDel and PAR Pharmaceutical, Inc. (“PAR”), dated as of the Execution Date (the “PAR Sublicense Agreement”) is terminated, Licensee shall notify NovaDel within sixty (60) days following such termination of Licensee’s election to undertake further development of Licensed Product. Within sixty (60) days following delivery of such notice to NovaDel, Licensee will adopt and provide to NovaDel a development plan describing its strategy and principal activities in seeking Regulatory Approval and commercializing the Licensed Product in accordance with the terms of this Agreement (the “Development Plan”). If Licensee fails to notify NovaDel within the sixty (60) day period of its election to undertake further development, fails to provide NovaDel within the sixty (60) day period a Development Plan, or elects not to continue development of Licensed Product, this Agreement shall terminate in accordance with the provisions of Section 8.4

3.2.2 General. Under the direction and supervision of the Development Committee, NovaDel and Licensee each shall perform, or cause to be performed, its respective Development Activities in accordance with the Development Plan and corresponding development budget (the “Development Budget”). Notwithstanding the foregoing, the Parties acknowledge and agree that there can be no assurances that the objectives of the Development Activities can be achieved, or that they can be achieved in the manner or in the time set forth in the Development Plan. Although outcomes cannot be guaranteed, each Party shall use Commercially Reasonable Efforts to perform or cause to be performed its respective Development Activities in good scientific manner, and in material compliance with Applicable Law. In addition, and without limiting Licensee’s obligations under this Section 3.2.2, Licensee or its Sublicensee shall file the NDA with the FDA on or before the last day of the thirty-second (32nd) month after the Execution Date (the “Anticipated Filing Date”); provided, however, that Licensee or its Sublicensee may extend the Anticipated Filing Date by four (4) months by delivering, at any time after the second (2nd) anniversary of the Execution Date, written notice of such extension to NovaDel. The Anticipated Filing Date, as extended, may thereafter be extended only upon the mutual agreement of Licensee or its Sublicensee and NovaDel.

3.2.3 Reports. Within thirty (30) days after the end of each calendar quarter in which Development Activities are performed, each Party shall provide to the Development Committee a written progress report, which shall describe the Development Activities it has performed, or cause to be performed, during such calendar quarter, evaluate the work performed in relation to the goals of the Development Plan and in relation to the Development Budget, and provide such other information as may be required by the Development Plan or reasonably requested by the Development Committee with respect to the Development Activities. Minutes from periodic project team meetings or other meetings between the Parties can serve as a substitute for the required progress reports outlined in this Section 3.2.3.

3.2.4 Development Plan and Budget. The Development Committee shall review the Development Plans and the Development Budgets at least quarterly and shall have the right to make such modifications or updates to the Development Plans or Development Budgets that it deems appropriate. The Parties acknowledge and agree that the amounts set forth in the Development Budgets are estimates and, given the unpredictability of the Development Activities, there can be no assurances that the Development Activities can be completed within the Development Budgets, provided, however, that the Parties agree to use their Commercially Reasonable Efforts to adhere to the Development Budgets not to exceed the amounts set forth in such Development Budgets without written approval of the Development Committee.

3.3 Development Committee. Except as the Parties otherwise agree pursuant to the terms of a sublicense agreement:

3.3.1 Formation and Authority of Development Committee. NovaDel and Licensee shall establish a development committee (the “Development Committee”), which shall oversee the Development Activities performed by the Parties, review and approve the Development Budget and approve any changes to the Development Plan and Development Budget. Each Party shall appoint an equal number of representatives with the requisite experience and seniority to enable them to make decisions on behalf of the Parties with respect to the Development Activities. From time to time, each Party may substitute its representatives on written notice to the other Party.

3.3.2 Procedural Rules of Development Committee. The Development Committee shall meet monthly, or as otherwise agreed to by the Parties. The Development Committee shall adopt such standing rules as shall be necessary for its work. A quorum of the Development Committee shall exist whenever there is present at a meeting at least one representative appointed by each Party. Members of the Development Committee may attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by the other participants. Representation by proxy shall not be allowed. The Development Committee shall take action by unanimous consent of NovaDel and Licensee, with each such Party having a single vote, irrespective of the number of representatives actually in attendance at a meeting, or by a written resolution signed by the designated representatives of each of NovaDel and Licensee.

3.3.3 Dispute Resolution. If the Development Committee cannot, or does not, reach agreement on an issue, then either Party shall have the right to refer such issue to the Chief Executive Officers of the Parties who shall confer on the resolution of the issue. Any final decision mutually agreed to by the Chief Executive Officers of the Parties shall be in writing and shall be conclusive and binding on the Parties. If such officers are not able to agree on the resolution of an issue within twenty (20) days after such issue was first referred to them, either Party shall have the right to refer such dispute to arbitration pursuant to Article 9.

3.3.4 Limitations on Authority of Development Committee. Each Party to this Agreement shall retain the rights, powers, and discretion granted to it under this Agreement, and no such rights, powers, or discretion shall be delegated to or vested in the Development Committee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. The Development Committee shall not have the power to amend or modify this Agreement, which may only be amended or modified as provided in Section 16.4.

3.4 Regulatory Approvals. Except as the Parties otherwise agree pursuant to the terms of a sublicense, all INDs, NDAs and other filings, applications or requests pursuant to or in connection with the Regulatory Approvals required under the Development Plan shall be made in the name of Licensee; provided, however, that Licensee shall consult with NovaDel with respect to the preparation and submission of any such filings, applications or requests in connection with Regulatory Approvals.

3.4.1 Licensee will be the primary contact for Chemistry, Manufacturing and Control (“CMC”) matters in all relevant regulatory applications except to regulatory bodies outside the United States and Canada. Licensee will keep NovaDel reasonably informed of all such communications, if any, between Licensee and the Regulatory Authorities in the United States and Canada.

3.4.2 NovaDel and NovaDel’s Extraterritorial Licensees shall have a perpetual, royalty-free, irrevocable, worldwide right to use and reference the Regulatory Documentation with respect to the Licensed Product and any data included or referenced therein for all purposes. Licensee agrees to utilize the Common Technical Document format for its marketing applications in order to facilitate any subsequent submissions filed by NovaDel or its Extraterritorial Licensee’s outside of the Territory. Licensee shall keep NovaDel reasonably informed as to the communications, if any, between Licensee and the Regulatory Authorities.

3.4.3 Licensee agrees to keep the Common Technical Document, except for those sections in the Summary Basis of Approval and available through the Freedom of Information Act, strictly confidential in accordance with Article 15.

3.5 Regulatory Records. NovaDel and Licensee each shall maintain, or cause to be maintained, records of its respective Development Activities in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of its respective Development Activities, and which shall be retained by such Party for at least five (5) years after the termination of this Agreement, or for such longer period as may be required by Applicable Law. Each Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy any such records; provided, however, that neither Party shall have the right to conduct more than one such inspection in any twelve (12)-month period.

3.6 Development Expenses. Except as the Parties otherwise agree pursuant to the terms of a sublicense:

3.6.1 Licensee’s Obligation. In consideration of NovaDel’s performance of its Development Activities, Licensee shall reimburse NovaDel for the reasonable and documented costs and expenses incurred by NovaDel in performing such activities in accordance with the Development Budget (as may be amended in accordance with Section 3.2.4). Licensee shall bear all costs and expenses incurred by or on behalf of Licensee in connection with the performance of its Development Activities.

3.6.2 Invoices and Payments. Within thirty (30) days after the end of each month in which Development Activities are performed, NovaDel shall invoice Licensee for any costs and expenses incurred by NovaDel or its Affiliates in such month. Each invoice shall be payable to NovaDel within thirty (30) days after invoice date.

3.6.3 Books and Records. Each Party shall maintain complete and accurate books, records and accounts that, in reasonable detail, fairly reflect any reimbursable costs and expenses incurred by it or its Affiliates in performance of the Development Activities in conformity with GAAP. Each Party shall retain such books, records and accounts until the later of (a) three (3) years after the end of the period to which such books, records and accounts pertain, and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law. Each Party shall have the right to have its certified public accountant, who shall be reasonably acceptable to NovaDel and Licensee, as applicable, audit the books and financial records of the other Party and their respective Affiliates relating to its Development Activities during one or more calendar quarters; provided, however, that Licensee shall not have the right to audit a calendar quarter more than two (2) years after the end of such quarter, to conduct more than one such audit in any twelve-month period, or to audit any calendar quarter more than once; and provided further that each Party shall bear the cost of such audit unless the audit reveals a variance of more than five percent (5%) from the reported results, in which case audited Party shall bear the cost of the audit. The results of such accounting firm shall be final, absent manifest error.

3.7 Cooperation. Each Party shall cooperate with any and all reasonable requests for assistance from the other Party with respect to the Development Activities, including by making its employees, consultants and other scientific staff available upon reasonable notice during normal business hours at their respective places of employment to consult with such other Party on issues arising in connection with the performance of such Development Activities.

3.8 Development and Use of Trademarks. Licensee shall have the sole right to determine the Trademarks to be used with respect to the Exploitation of the Licensed Product in the Territory, provided that the product labeling and promotional materials disclose that the Licensed Product are delivered using the Licensed Process.

3.9 Diligence Obligations. Following receipt of Regulatory Approval of the Licensed Product by the FDA, Licensee (or its Sublicensees) shall use Commercially Reasonable Efforts to Exploit the Licensed Product in the United States. Licensee shall have the right, but not the obligation, to Exploit the Licensed Product in Canada. In addition, Licensee directly or through a Sublicensee will consummate the Initial Commercial Sale in the United States within nine (9) months after receipt of Regulatory Approval from the FDA for the Licensed Product. Licensee (or its Sublicensee if there is a sublicense agreement) shall have responsibility for all advertising, marketing, promotion, distribution, selling and other commercialization activities, including developing strategies and tactics related to such activities for the Licensed Product. Licensee (or its Sublicensee if a there is a sublicense agreement) shall, at all times during the Term of this Agreement, use efforts, including but not limited to appropriate promotional campaigns and materials, and qualified commercial personnel, consistent with those typically used in the pharmaceutical industry and equal to those committed to products of similar size and expected value to seek to commercialize the Licensed Product in the Territory after receipt of Regulatory Approval for those formulations and indications for which Licensee (or its Sublicensee if a there is a sublicense agreement) is commercializing the Licensed Product. Should Licensee (or its Sublicensee if a there is a sublicense agreement) fail to meet the above 'standard', the Parties will discuss Licensee’s (or its Sublicensee’s if a there is a sublicense agreement) continued commitment to commercialize the Licensed Product and the termination of this Agreement or sublicense agreement, if applicable.

3.10 Manufacturing. Except as the Parties otherwise agree pursuant to the terms of an applicable sublicense:

3.10.1 Subject to the other provisions of this Section 3.10.1, Licensee shall be solely responsible for the manufacture of the Licensed Product, both for clinical development and following receipt of Regulatory Approval of the Licensed Product; provided that Licensee may contract with a Third Party to perform such manufacturing services. Licensee shall share all data and other information relating to the manufacturing process and shall consult with NovaDel with respect thereto. Without limiting the generality of the foregoing, NovaDel shall have the opportunity to review, prior to execution, all agreements with Third Parties relating to the manufacture of the Licensed Product. Any disputes between NovaDel and Licensee relating to the manufacture of the Licensed Product shall be resolved in the manner set forth in Section 3.3.3 hereof. NovaDel and its Extraterritorial Licensees retain the right to purchase product from said Third Party, if applicable, at the same costs as Licensee with the exception of an increase of cost due to a modification to the packaging/labeling by NovaDel or any Extraterritorial Licensee.

3.10.2 Licensee agrees that, at all times during the performance of the Development Activities, it, or its designee, will act in accordance with all Applicable Laws.

3.10.3 To the extent Licensee contracts with a Third Party to manufacture the Licensed Product, such Third Party shall agree in writing to be bound by the obligations of confidentiality and non-use at least equivalent in scope to those set forth in Article 15 of this Agreement.

3.10.4 NovaDel and its Extraterritorial Licensees may purchase Licensed Product under Section 3.10.1 in the identical packaging and labeling as Licensee purchases such Licensed Product for sale in the United States, subject to the requirement by NovaDel and Sublicensees to have such Licensed Product uniquely identified by a separate batch record identification or other indicia sufficient to distinguish sales by NovaDel, or its Extraterritorial Licensees, from those of Licensee.

3.10.5 Licensee shall use Commercially Reasonable Efforts to obtain any required licenses, permissions needed and documentation (e.g., Certificate of Pharmaceutical Product) in order for NovaDel and its Extraterritorial Licensees to buy and export Licensed Product from the United States. NovaDel shall reimburse all reasonable expenses incurred by Licensee for obtaining such licenses or permissions within thirty (30) days of an Extraterritorial Licensee’s receipt of an invoice from Licensee itemizing such expenses.

3.10.6 NovaDel warrants, covenants and agrees that any license agreement that NovaDel enters into with an Extraterritorial Licensee regarding Licensed Product that are subject to this Agreement shall contain an indemnity clause requiring the Extraterritorial Licensee to indemnify Licensee and its Affiliates against any and all claims, proceedings, demands, liability and expenses of any kind, including legal expenses and attorneys’ fees (collectively, “Claims”), arising out of or in connection with the manufacture, sale, use, consumption, advertisement or other disposition of Licensed Product by the Extraterritorial Licensee, its Affiliates or any end user, or arising from any violation of law, negligence, willful or reckless misconduct, or from any breach of any material obligation of such Extraterritorial Licensee under its agreement with NovaDel, other than Claims resulting from the gross negligence or willful misconduct of Licensee; provided, however, that in no event shall the scope of the indemnification to Licensee be any less than the scope of the Extraterritorial Licensee’s indemnification obligations to NovaDel.

ARTICLE 4
ROYALTIES AND OTHER CONSIDERATION

4.1 Royalties. As consideration for the rights, privileges and licenses granted hereunder and the Development Activities performed by NovaDel pursuant to Article 3, Licensee shall make the following payments to NovaDel:

4.1.1 Licensee shall pay to NovaDel royalties as follows: (i) [***] percent ([***]%) of up to the first $[***] of Net Sales by Licensee or any Affiliate or Sublicensee of Licensee of the Licensed Product during each calendar year in the Territory plus (ii) [***] percent ([***]%) of Net Sales greater than $[***] and up to $[***] by Licensee or any Affiliate or Sublicensee of Licensee of the Licensed Product during each calendar year in the Territory plus (iii) [***] percent ([***]%) of Net Sales greater than $[***] by Licensee or any Affiliate or Sublicensee of Licensee of the Licensed Product during each calendar year in the Territory (see Exhibit B for schedule of royalty calculation).

4.1.2 The conversion rate for payments under Section 4.1.1, as it pertains to sales in Canada, shall be calculated by using the conversion rate on the last day of the calendar quarter for which the sales apply. The conversion rate to be used will be taken from the currency converter at www.oanda.com. Canadian dollar sales will be converted into U.S. dollars and then the royalty rates outlined in Section 4.1.1 will apply.

4.1.3 Notwithstanding anything to the contrary contained herein, any and all royalties to be received by Licensee pursuant to the PAR Sublicense Agreement shall be paid to a lock-box account. Accordingly, the Parties agree that, within thirty (30) days after the Execution Date, the Parties and the Sublicensee will take such actions reasonably requested by NovaDel, and enter into documentation in form and substance reasonably satisfactory to NovaDel (including, without limitation, a security agreement, lockbox agreement and irrevocable payment instructions), in order to (i) grant to NovaDel a first priority, perfected security interest in all of Licensee’s right, title and interest under the Par Sublicense Agreement (including without limitation its right to receive payments of the sublicense fees and other amounts payable by Par thereunder) and in and to any lockbox account(s) to which royalty payments thereunder may be made, (ii) perfect NovaDel’s security interest in such lockbox account(s) and provide for remittances therefrom in accordance with the terms in this Agreement and (iii) irrevocably instruct PAR to make all royalty payments under the PAR Sublicense Agreement directly to such lockbox account(s).

4.2 Royalty Term. Except as the Parties otherwise agree pursuant to the terms of an applicable sublicense, Licensee’s royalty obligations under Section 4.1.1 shall terminate, on a country-by-country basis, with respect to the Licensed Product upon the later of (a) the expiration or invalidation in such country of the last NovaDel Patent that includes at least one Valid Claim covering the Licensed Product in such country and (b) the twentieth (20th) anniversary of the Execution Date; provided, however, if (i) the last NovaDel Patent that includes at least one Valid Claim covering the Licensed Product in such country expires or is invalidated prior to the twentieth (20th) anniversary of the Execution Date and (ii) and no regulatory exclusivity with respect to such Licensed Product exists in such country (whether as a result of expiration of the exclusivity period or otherwise), then the royalty obligations under Section 4.1.1 in such country shall be reduced in accordance with the terms of Section 4.6.

4.3 Royalty Payments. Royalties under Section 4.1.1 shall be payable to NovaDel on a calendar quarterly basis, within forty-five (45) days after the end of each calendar quarter. Licensee will submit to NovaDel documentation to support the total amount of funds spent by the Licensee on pharmaceutical development and clinical studies for the Licensed Product. Licensee will submit along with payment to NovaDel, a quarterly royalty statement in a format mutually agreed by both Parties. Along with the statement will be all supporting documentation comprising of a statement of net sales for the period and copies of actual paid invoices covering clinical supplies, consultants, clinical studies, investigator fees, document preparation, regulatory fees and other direct fees related to development of the Licensed Product,

4.4 Licensee Fee & Equity. Simultaneously with the execution of the Initial Agreement, Licensee issued and sold to NovaDel 73,121 shares of its common stock (the “Licensee Shares”) totaling a value of $500,000. Upon execution of this Agreement, NovaDel will transfer and assign to Licensee all of its right, title and interest in and to the Licensee Shares and Licensee will redeem the Licensee Shares. Such transfer and assignment by NovaDel will be evidenced by a duly executed stock power or other form of assignment and shall be accompanied by the original certificate representing the Licensee Shares.

4.5 Milestone Payments.

4.5.1 Licensee has paid, and NovaDel hereby acknowledges receipt of, the Milestone Payments in the total sum of $[***], as described in Sections 4.5.1, 4.5.2 and 4.5.3 of the Initial Agreement.

4.5.2 Licensee shall pay to NovaDel the additional sum of $[***] within ten (10) Business Days from the date on which the NDA for the Licensed Product is approved by the FDA.

4.6 Reduction of Payments. In the event that, or from and after the date on which, (a) no Valid Claim of a NovaDel Patent covering the Licensed Product exists in a country and (b) no regulatory exclusivity with respect to such Licensed Product exists in such country (whether as a result of expiration of the exclusivity period or otherwise), the royalty payments set forth in Section 4.1.1 with respect to the Licensed Product in such country shall be reduced by [***] percent ([***]%).

4.7 Mode of Payment. All payments to NovaDel under this Agreement shall be paid in United States Dollars to a bank account in the United States as NovaDel may reasonably designate.

4.8 Non-Refundable, Non-Creditable. Subject to Sections 4.9 and 5.2, the amounts paid or payable under this Article 4 shall be non-refundable and non-creditable against any other amounts due NovaDel under this Agreement.

4.9 Accounting. The Parties acknowledge that any expenses or costs deducted from Net Sales under this Agreement may be based upon accruals, which accruals will be compliant with GAAP, consistently applied; provided that when the actual results become known relative to any accrued amount, any difference between the actual results and the accrual is reported and accounted for in the next payment due hereunder. To the extent that the difference between such accruals and the actual results has led to an underpayment, Licensee shall pay NovaDel the amount of such underpayment on the next date payment is due to NovaDel hereunder. To the extent that the difference between such accruals and the actual results has led to an overpayment to NovaDel, Licensee may set-off such overpayments against subsequent payments to be made to NovaDel; additionally, if any overpayments remain upon the expiration or termination of this Agreement, NovaDel shall refund such overpayments to Licensee within thirty (30) days of receiving an invoice for such overpayment together with applicable supporting documentation.

ARTICLE 5
REPORTS AND RECORDS

5.1 Record Retention. Licensee shall maintain (and shall ensure that its Affiliates and any Sublicensee and its Affiliates shall maintain) complete and accurate books, records and accounts that fairly reflect their respective Net Sales, other income and any milestones payable with respect to Licensed Product in sufficient detail to confirm the accuracy of any payments required hereunder and in accordance with GAAP, which books, records and accounts shall be retained by Licensee until the later of (a) three (3) years after the end of the period to which such books, records and accounts pertain, and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

5.2 Audit. NovaDel shall have the right to have an independent certified public accounting firm of nationally recognized standing, reasonably acceptable to Licensee, to have access during normal business hours, and upon reasonable prior written notice, to such of the records of Licensee and its Affiliates as may be reasonably necessary to verify the accuracy of such Net Sales, Milestone Payments for any calendar quarter ending not more than thirty-six (36) months prior to the date of such request, and NovaDel may, at its expense, request Licensee to have such an audit conducted of its Sublicensee and its Affiliates, as applicable; provided, however, that in each case NovaDel shall not have the right to conduct more than one such audit in any twelve (12)-month period. The accounting firm shall disclose to each Party whether such Net Sales, Other Income or milestone payments are correct or incorrect and the specific details concerning any discrepancies. NovaDel shall bear the cost of such audit unless the audit reveals an under-reporting or underpayment in excess of the greater of [***] dollars ($[***]) or [***] percent ([***]%) of royalties, Milestone Payments or Sublicense Income payable for such period, in which case Licensee shall bear the cost of the audit, rectify such underpayment and pay NovaDel applicable interest as required by Section 5.5. All payments required under this Section 5.2 shall be due within thirty (30) days of the date NovaDel provides Licensee notice of the payment due. The results of such accounting firm shall be final, absent manifest error.

5.3 Reports. Within forty-five (45) days of the end of each quarter of each calendar year, Licensee shall deliver to NovaDel complete and accurate reports, giving such particulars of the business conducted by Licensee during the preceding quarter under this Agreement as shall be pertinent to an accounting for royalties, milestone payments and Other Income hereunder. These shall include at least the following:

5.3.1 All Licensed Product used, leased or sold, by or for Licensee or its Affiliates.

5.3.2 Total amounts invoiced for Licensed Product used, leased or sold, by or for Licensee or its Affiliates.

5.3.3 Deductions applicable in computed “Net Sales” as defined in Section 1.42.

5.3.4 Total milestone payments due based on achievement of milestones.

5.3.5 Total Net Sales and the royalties due by or for Licensee or its Affiliates or its Sublicensees, including any adjustments pursuant to Section 4.1.

5.3.6 Names and addresses of all Sublicensees and their respective Affiliates and Affiliates of Licensee.

5.4 Financial Statements. Within one hundred twenty (120) days of the end of each fiscal year of Licensee, Licensee shall provide NovaDel with a copy of Licensee’s audited financial statements for such year to NovaDel.

5.5 Interest. Amounts which are not paid when due and which are not the subject of a bona fide dispute shall accrue interest from the due date until paid, at a rate equal to the then prevailing prime rate of Citibank, N.A., plus [***] percent ([***]%), but in no event exceeding the amount permitted by Applicable Law.

5.6 Confidentiality. Each report received by NovaDel shall be treated by NovaDel as if it were “Confidential Information” subject to the terms of Article 15.

ARTICLE 6
PATENT PROSECUTION AND MAINTENANCE

6.1 Ownership of Information and Inventions. Subject to Section 6.2 and the license grants under Article 2, as between the Parties, NovaDel shall own and retain all right, title and interest in and to any and all: (a) Information and Inventions that are conceived, discovered, developed or otherwise made by or on behalf of either Party (or its Affiliates or its Sublicensees), whether or not patented or patentable, and any and all Patent and other intellectual property rights with respect thereto; and (b) other Information and Inventions, and Patent and other intellectual property rights with respect thereto that are Controlled (other than pursuant to the license grants set forth in Article 2) by either Party, its Affiliates or Sublicensees. Subject to the license grants to Licensee under Article 2, as between the Parties, NovaDel shall own and retain all right, title and interest in and to all Licensed Technology.

6.2 Ownership of the Licensed Process. Subject to the license grants to Licensee under Article 2, as between the Parties, NovaDel shall own and retain all right, title and interest in and to the Licensed Process, including any and all Information and Inventions with respect to the Licensed Process (including any Improvements thereto) that are conceived, discovered, developed or otherwise made, by or on behalf of Licensee, its Affiliates or Sublicensees (other than NovaDel and its Affiliates), whether or not patented or patentable, and any and all Patent and other intellectual property rights with respect thereto. Licensee acknowledges and agrees that (a) the licenses granted to it pursuant to Section 2.1 permit Licensee to use the Licensed Process solely for the Exploitation of Licensed Product as provided in this Agreement, (b) Licensee has no right to use the Licensed Process or to discover, develop or otherwise make Improvements with respect to the Licensed Process under such grants, and (c) neither it, nor any of its Affiliates or Sublicensees, will engage, directly or indirectly, in activities designed to, or otherwise undertake or attempt, either on behalf of itself or another, to discover, develop or make any Information and Inventions that relate to the Licensed Process. Accordingly, Licensee shall promptly disclose to NovaDel in writing, the conception or reduction to practice, or the discovery, development or making of any such Information and Inventions that relate to the Licensed Process and shall, and does hereby, assign, and shall cause its Affiliates and Sublicensees to so assign, to NovaDel, without additional compensation, all of their respective rights, titles and interests in and to any such Information and Inventions.

6.3 Disclosure and Assignment. Licensee or its Sublicensee, as applicable, shall promptly disclose to NovaDel in writing, the conception or reduction to practice, or the discovery, development or making of all intellectual property rights identified in Sections 6.1 and 6.2, and shall, and does hereby, assign, and shall cause its respective Affiliates to so assign, to NovaDel, without additional compensation, all of their respective rights, titles and interests in and to any such intellectual property rights. To the extent necessary to assign any such intellectual property rights, Licensee or its Sublicensee, as applicable, shall enter into and execute all reasonable and appropriate assignments, transfers and other agreements, and enter into all agreements with its employees, contractors, and Affiliates, that are necessary or appropriate to ensure the assignment of such intellectual property rights to NovaDel. For the avoidance of doubt, all such intellectual property rights shall be included in the Licensed Technology, and Licensee or its Sublicensee, as applicable, shall be entitled to use such intellectual property rights in accordance with the licenses granted pursuant to Article 2.

6.4 Non-Use of Trademarks. Except as set forth explicitly in this Agreement, neither Licensee or any of its Sublicensees or Affiliates nor NovaDel shall have the right to use the trademarks, trade names or logos of the other parties, nor any adaptation thereof, nor the names of any employees or consultants of any of the other parties, without the prior written consent of such other party in each instance, except that any party may use any other party’s name in its general list of collaborators and any party may use any other party’s name to the extent required by Applicable Law, including pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934, each as amended, and the rules and regulations thereunder.

6.5 United States Law. The determination of whether Information and Inventions are conceived, discovered, developed or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with applicable United States law.

6.6 Prosecution of Patents. Except as the Parties otherwise agree pursuant to the terms of an applicable sublicense:

6.6.1 Prosecution of NovaDel Patents. As between the Parties, NovaDel shall have the sole right, at its cost and expense, to obtain, prosecute and maintain throughout the world the NovaDel Patents; provided, however, that Licensee shall reimburse NovaDel for [***] percent ([***]%) of the reasonable out-of-pocket costs incurred by NovaDel, as of the Effective Date, for filing, prosecuting and maintaining such NovaDel Patents to the extent that they claim or cover solely the Exploitation of the Licensed Product in the Territory. Licensee shall, and shall cause its Affiliates and Sublicensees, as applicable, to, cooperate fully with NovaDel in the preparation, filing, prosecution, and maintenance of NovaDel’s Patents. Such cooperation includes (a) promptly executing all papers and instruments and requiring employees to execute such papers and instruments as reasonable and appropriate so as to enable NovaDel to file, prosecute, and maintain its Patents in any country; and (b) promptly informing NovaDel of matters that may affect the preparation, filing, prosecution, or maintenance of any such Patents. NovaDel shall provide Licensee with drafts of all patent applications and other material submissions to and correspondence with any patent authorities to the extent such applications or submissions relate to the Licensed Technology (other than the Licensed Process), in sufficient time, but in any event not less than thirty (30) days prior to the date a reply is required by the relevant patent authorities, to allow for review and comment by Licensee. In addition, NovaDel shall provide Licensee with an opportunity to consult with NovaDel regarding the filing and contents of any such application, submission or correspondence. If Licensee provides to NovaDel comments with respect to any such application, submission or correspondence, to the extent such comments relate to any Licensed Technology (other than the Licensed Process), NovaDel agrees to reasonably consider such comments, it being understood that NovaDel retains the right to determine whether to comply with or incorporate such comments, if at all. If (x) NovaDel elects not to pursue the filing, prosecution or maintenance of a NovaDel Patent in a particular country, or to take any other action with respect to a NovaDel Patent in a particular country that is necessary or useful to establish or preserve rights with respect to the Licensed Product, and (y) such Patent does not claim or cover the Licensed Process, then NovaDel shall so notify Licensee promptly in writing and in good time to enable Licensee to meet any deadlines by which an action must be taken to establish or preserve any such rights in such NovaDel Patent in such country. Upon receipt of any such notice by NovaDel or if, at any time, NovaDel fails to initiate any such action within thirty (30) days after a request by Licensee that it do so (and thereafter diligently pursue such action), Licensee shall have the right, but not the obligation, to pursue the filing or registration, or support the continued prosecution or maintenance, of such NovaDel Patent at its expense in such country. If Licensee elects to pursue such filing or registration, as the case may be, or continue such support, then Licensee shall notify NovaDel of such election and NovaDel shall, and shall cause its Affiliates to, (x) reasonably cooperate with Licensee in this regard, and (y) promptly grant to Licensee, without additional consideration, an exclusive, perpetual, irrevocable, royalty-free license in such country under such NovaDel Patent.

6.7 Enforcement of NovaDel Patents. Except as the Parties otherwise agree pursuant to the terms of an applicable sublicense:

6.7.1 Technology of NovaDel. If either Party determines that any Technology or NovaDel or any joint Technology is being infringed by a Third Party’s activities and that such infringement could affect the exercise by the Parties of their respective rights and obligations under this Agreement, it shall promptly notify such other Party in writing and provide such other Party with any evidence of such infringement that is reasonably available. Promptly after the receipt of such written notice, the Parties shall meet and discuss in good faith the removal of such infringement. NovaDel shall consider in good faith any comments from Licensee and shall keep Licensee reasonably informed of any steps taken to remove such infringement. NovaDel shall have the first right, but not the obligation, to remove such infringement at its sole cost and expense; provided, however, that Licensee shall reimburse NovaDel for one hundred percent (100%) of the reasonable out-of-pocket costs incurred by NovaDel with respect to the removal of any such infringement to the extent that such infringement adversely affects the Exploitation of the Licensed Product in the Territory. In the event that NovaDel fails within ninety (90) days following notice of such infringement, or earlier notifies Licensee in writing of its intent not, to take commercially appropriate steps to remove any infringement of any NovaDel Patent that is likely to have a material adverse effect on the sale of a Licensed Product, Licensee shall have the right to do so at Licensee’s expense; provided, however, that if NovaDel has commenced negotiations with an alleged infringer for discontinuance of such infringement within such ninety (90) day period, NovaDel shall have an additional ninety (90) days to conclude its negotiations before Licensee may bring suit for such infringement, and provided further that Licensee shall not enter into any settlement or compromise with respect to any NovaDel Patent without NovaDel’s prior consent, which consent shall not be unreasonably withheld. Each Party shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the enforcing Party to maintain the action. Any amounts recovered by a Party pursuant to this Section, whether by settlement or judgment, shall be used to reimburse the Parties for their reasonable costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses), with any remainder being retained by the Party that brought the enforcement action; provided, however, that to the extent that any award is attributable to the loss of sales of Licensed Product, such amount shall be paid to Licensee and shall be treated as Net Sales on which royalties shall be due under Article 4.

6.8 Potential Third Party Rights. Except as the Parties otherwise agree pursuant to the terms of an applicable sublicense:

6.8.1 Third-Party Licenses. If (a) in the opinion of outside patent counsel to Licensee, Licensee, or any of its Affiliates or Sublicensees, cannot Exploit a Licensed Product in a country in the Territory without infringing one or more Patents that have issued to a Third Party in such country, or (b) as a result of any claim made against a Party, or any of its Affiliates or Sublicensees, alleging that the Exploitation of a Licensed Product infringes or misappropriates any Patent or any other intellectual property right of a Third Party in a country in the Territory, a judgment is entered by a court of competent jurisdiction from which no appeal is taken within the time permitted for appeal, such that Licensee cannot Exploit such Licensed Product in such country without infringing the Patent or other proprietary rights of such Third Party, then, in either case, Licensee shall have the first right, but not the obligation to negotiate and to obtain a license from such Third Party as necessary for the Exploitation of any Licensed Product hereunder in such country; provided, however, that NovaDel shall have the sole right to seek any such license with respect to the Licensed Process and shall use commercially reasonable efforts to obtain such a license in its own name from such Third Party in such country, under which NovaDel shall, to the extent permissible under such license, grant a sublicense to Licensee as necessary for Licensee, and any of its Affiliates and Sublicensees, to Exploit the Licensed Product as provided hereunder in such country. Licensee shall be solely responsible for [***] percent ([***]%) of all royalty and other obligations with respect to the Exploitation of the Licensed Product; provided, however, that Licensee shall have the right to credit [***] percent ([***]%) any royalties paid by Licensee, its Affiliates or Sublicensees under such license with respect to such country against the royalty payments to be paid by Licensee to NovaDel with respect to the sale of the Licensed Product under Section 4.1; provided, however, that no royalty payment when due, regardless of the amount or number of credits available to Licensee in accordance with this Agreement, shall be reduced by more than [***] percent ([***]%) of the amounts otherwise owed pursuant to Section 4.1 in any calendar quarter. Credits not exhausted in any calendar quarter may be carried into future calendar quarters.

6.8.2 Third Party Litigation. In the event that a Third Party institutes a patent or other infringement suit (including any suit alleging the invalidity or unenforceability of the Patents of a Party or its Affiliates) against either Party or its respective Affiliates, licensees or Sublicensees during the Term, alleging use of the Licensed Technology or any other activities hereunder, infringes one or more patent or other intellectual property rights held by such Third Party (an “Infringement Suit”), the Parties shall cooperate with one another in defending such suit. NovaDel shall have the first right to direct and control any Infringement Suit to the extent that it relates to the use of the Licensed Technology or the Licensed Process; provided that Licensee shall bear [***] percent ([***]%) of the costs and expenses associated with any such Infringement Suit to the extent that it relates to the Exploitation of the Licensed Product.

6.8.3 Retained Rights. Nothing in this Section 6.8 shall prevent Licensee or its Sublicensee, as applicable, at its own expense, from obtaining any license or other rights from Third Parties it deems appropriate in order to permit the full and unhindered exercise of its rights under this Agreement.

ARTICLE 7
TERM OF THE AGREEMENT

7.1 Term. Unless otherwise terminated pursuant to Article 8, this Agreement shall enter into effect on the Effective Date and shall remain in full force and effect on a country-by-country basis until the later of (a) the expiration or invalidation in such country of the last NovaDel Patent that includes at least one Valid Claim covering the Licensed Product in such country and (b) the twentieth (20th) anniversary of the Execution Date (the “Term”).

ARTICLE 8
TERMINATION

8.1 Termination Upon Insolvency. If Licensee shall become bankrupt, or shall file a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee or of its assets, or if an involuntary petition for any of the foregoing shall be filed with respect to Licensee and not dismissed within sixty (60) days, or if the business of Licensee shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of Licensee or otherwise, this Agreement shall automatically terminate.

8.2 Termination for Payment Default. Should Licensee fail to make payment to NovaDel of royalties or other amounts due in accordance with the terms of this Agreement, NovaDel shall have the right to terminate this Agreement within ten (10) days after giving said notice of termination unless Licensee shall pay to NovaDel, within the 10-day period, all such amounts due and payable. Upon the expiration of the 10-day period, if Licensee shall not have paid all such amounts due and payable, the rights, privileges and licenses granted hereunder shall, at the option of NovaDel, immediately terminate. In the event a payment is the subject of a bona fide dispute between NovaDel and Licensee that is being pursued by a Party pursuant to the dispute resolution mechanism in Article 9, then Licensee shall make such payment, but shall provide NovaDel with written notice that such payment is being made subject to the outcome of such pending dispute resolution procedure and in the event such dispute is finally and conclusively resolved in favor of Licensee, NovaDel shall refund such payment to Licensee with interest calculated pursuant to Section 5.5 from the date of such payment.

8.3 Termination for Material Breach. Upon any material breach or default of this Agreement by either Party, other than as set forth in Section 8.2, and subject to Section 2.4.3, the other Party shall have the right to terminate this Agreement and the rights, privileges and licenses granted hereunder upon giving thirty (30) days notice to the breaching Party. Such termination shall become effective upon the expiration of such thirty (30) day period unless the breaching Party shall have cured any such breach or default prior to the expiration of such thirty (30) day period.

8.4 Termination By The Licensee. Licensee shall have the right at any time to terminate this Agreement in whole or as to any Licensed Product (i) by giving 90 days notice thereof in writing to NovaDel or (ii) if Licensee elects not to effect the Milestone Payment which is due and payable as provided in Section 4.5.2.

8.5 Survival. Any expiration or termination of this Agreement shall not affect the rights and obligations of the Parties accrued prior to such expiration or termination. Without limiting the foregoing, Articles 4, 5, 6, 9, 10, 11, 14, 15 and 16 and Sections 8.6, 8.7, 16.1, 16.7 and this Section 8.5 shall survive the termination or expiration of this Agreement for any reason.

8.6 Work-in-Progress. Licensee and/or any Sublicensee thereof may, however, after the effective date of such termination and continuing for a period not to exceed six (6) months thereafter, sell all completed Licensed Product, and any Licensed Product in the process of manufacture at the time of such termination, and sell the same, provided that Licensee shall pay or cause to be paid to NovaDel the royalties thereon as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof on the sales of Licensed Product.

8.7 Return of Information; Assignment and License.

8.7.1 Upon termination of this Agreement, Licensee shall, and shall cause its Affiliates and Sublicensees, as applicable, to return to NovaDel any and all data, files, records and other materials in its possession or control that relate to the Licensed Technology or contain or comprise NovaDel’s Information and Inventions or other Confidential Information (except one copy of each that may be retained for archival purposes).

8.7.2 Upon the termination of this Agreement, Licensee (a) shall, and shall cause its Affiliates and, subject to Section 8.7.3, Sublicensees to, promptly disclose to NovaDel, in whatever form NovaDel may request, all Regulatory Documentation and all other Information and Inventions in the possession or Control of Licensee, its Affiliates or Sublicensees that relate to the Exploitation of such Licensed Product, (b) shall, and does hereby, assign, and shall cause its Affiliates and, subject to Section 8.7.3, Sublicensees to assign, to NovaDel, without additional compensation, all of their respective rights, titles and interests in and to any and all (i) patent, trademark, copyright or other intellectual property rights, and (ii) Regulatory Documentation and all data included or referenced therein (the “Agreement-Related Assets”) and are permitted to be assigned, (c) to the extent that the Agreement-Related Assets may not be assigned, shall, and does hereby, grant, and shall cause its Affiliates and, subject to Section 8.7.3, Sublicensees to grant, to NovaDel, without additional compensation, a perpetual, irrevocable, royalty-free, exclusive, sublicenseable through multiple tiers of sublicensees, right and license to Exploit such Licensed Product in the Territory, and (d) shall, and does hereby, and shall cause its Affiliates and, subject to Section 8.7.3, Sublicensees to, assign to NovaDel, without additional compensation, all of their respective rights, titles and interests in and to any and all other Information and Inventions in the possession or control of Licensee and its Affiliates or any Sublicensee and its Affiliates in each case that relate to the Exploitation of such Licensed Product to the extent not already assigned to NovaDel pursuant to Sections 6.1 or 6.2.

8.7.3 Notwithstanding anything contained in Sections 8.7.1 and 8.7.2, in the event that any sublicense granted by Licensee survives pursuant to Section 2.4.3, the Sublicensee may retain (a) the information and materials identified in Section 8.7.1 that are rightfully in its possession and (b) Agreement-Related Assets, in each case until the termination of such sublicense, whereupon such Sublicensee shall return such materials to NovaDel.

8.8 Cumulative Remedies. The rights and remedies set forth in this Article 8 are cumulative and in addition to any other rights that may be available to the Parties.

8.9 Non-Refundability of Milestones and Development Costs. Any and all Milestone Payments made to NovaDel by Licensee under Article 4 of this Agreement shall be non-refundable in the event of termination of this Agreement by either Party under any of the provisions of Article 8.

ARTICLE 9
ARBITRATION

9.1 Procedures. Any dispute arising from or relating to this Agreement shall be determined before a tribunal of three arbitrators in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”). One arbitrator shall be selected by NovaDel, one arbitrator shall be selected by Licensee and the third arbitrator shall be selected by mutual agreement of the first two arbitrators or by the AAA, if the arbitrators appointed by the Parties are unable to select a third arbitrator within thirty (30) days.

9.2 Patent Disputes. Any claim, dispute, or controversy concerning the validity, enforceability, or infringement of any patent contained in the NovaDel Patents licensed hereunder shall be resolved in any court having jurisdiction thereof. In the event that, in any arbitration proceeding, any issue shall arise concerning the validity, enforceability, or infringement of any patent contained in the NovaDel Patents licensed hereunder, the arbitrators shall, to the extent possible, resolve all issues other than validity, enforceability, and infringement; in any event, the arbitrators shall not delay the arbitration proceeding for the purpose of obtaining or permitting either Party to obtain judicial resolution of such issues, unless an order staying the arbitration proceeding shall be entered by a court of competent jurisdiction. Neither Party shall raise any issue concerning the validity, enforceability, or infringement of any patent contained in the NovaDel Patents licensed hereunder, in any proceeding to enforce any arbitration award hereunder, or in any proceeding otherwise arising out of any such arbitration award.

9.3 Costs. The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the arbitration panel. Judgment on the arbitration award may be entered by any court of competent jurisdiction.

ARTICLE 10
INDEMNIFICATION AND INSURANCE

10.1 Indemnification of NovaDel. Subject to any Sublicensee’s first obligations to directly indemnify, defend and hold NovaDel harmless under an applicable sublicense agreement, Licensee shall defend, indemnify and hold NovaDel, its Affiliates, and their respective directors, officers, employees and agents harmless from and against all liability, demands, damages, including expenses or losses including death, personal injury, illness or property damage (collectively, “Losses”) arising directly or indirectly out of any: (a) breach of this Agreement by Licensee, its Affiliates, Sublicensees or permitted assigns or transferees; (b) actual or asserted violations of Applicable Law by Licensee, its Affiliates, Sublicensees or permitted assignees or transferees; (c) use by Licensee, its Affiliates, Sublicensees or permitted assignees or transferees of the Licensed Technology or (d) Exploitation of the Licensed Product by Licensee, its Affiliates, Sublicensees or permitted assignees or transferees, except for those Losses for which NovaDel has an obligation to indemnify Licensee and its Affiliates pursuant to Section 10.2, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses and other than as a result of NovaDel’s gross negligence, recklessness or willful misconduct.

10.2 Indemnification of Licensee. Subject to any Sublicensee’s first obligations to directly indemnify, defend and hold Licensee harmless under an applicable sublicense agreement, NovaDel shall defend, indemnify and hold Licensee, its Affiliates, and their respective directors, officers, employees and agents harmless from and against all Losses arising directly or indirectly out of any: (a) breach of this Agreement by NovaDel or its Affiliates; or (b) actual or asserted violations of Applicable Law by NovaDel or its Affiliates, except for those Losses for which Licensee has an obligation to indemnify NovaDel and its Affiliates pursuant to Section 10.1, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

10.3 Indemnification Procedure.

10.3.1 Notice of Claim. The indemnified party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such indemnified party intends to base a request for indemnification under Section 10.1 or Section 10.2, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The indemnified party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses. All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents shall be made solely by such party (the “Indemnified Party”).

10.3.2 Third Party Claims. The obligations of an indemnifying Party under this Article 10 with respect to Losses arising from claims of any Third Party that are subject to indemnification as provided for in Sections 10.1 or 10.2 (a “Third Party Claim”) shall be governed by and be contingent upon the following additional terms and conditions:

(a) Control of Defense. At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify any Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party. In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by any Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, the indemnifying Party shall not be liable to the Indemnified Party or any other Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless an Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the indemnifying Party in its defense of the Third Party Claim with respect to such Indemnified Party.

(b) Right to Participate in Defense. Without limiting Section 10.3.2(a), any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (i) the employment thereof has been specifically authorized by the indemnifying Party in writing or (ii) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 10.3.2(a) (in which case the Indemnified Party shall control the defense).

(c) Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 10.3.2(a), the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The indemnifying Party shall not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the indemnifying Party. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying Party.

(d) Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnified Party to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

(e) Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a calendar quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

10.4 Insurance.

10.4.1 At all times from and after the Effective Date, Licensee or its Sublicensee shall have and maintain such type and amounts of liability insurance covering the manufacture, supply, use and sale of the Licensed Product as is normal and customary in the pharmaceutical industry generally for parties similarly situated, and shall upon request provide NovaDel with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto.

10.4.2 At all times from and after the Effective Date, NovaDel shall have and maintain such type and amounts of liability insurance covering the manufacture, supply, use and sale of the Licensed Product as is normal and customary in the pharmaceutical industry generally for parties similarly situated, and shall upon request provide the Licensee with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto.

10.4.3  Each of Licensee and NovaDel shall, starting 6 months prior to anticipated receipt of NDA approval of Licensed Product and extending through the remaining term of this Agreement and for a period of not less than 36 months following the termination of this Agreement, carry liability insurance (including blanket contractual liability) in an amount of not less than $[***] combined single limit, which insurance will be written on a “claims-made” policy basis with an insurance carrier reasonably acceptable to the other Party. Each Party shall provide the other Party with evidence of coverage contemplated hereby, in the form of certificates of insurance, as reasonably requested. Such certificates shall be provided by written notice to the other Party 15 days prior to any material change, cancellation or non-renewal of the policy. The said amount can vary if mutually agreed by both Parties.

ARTICLE 11
REPRESENTATIONS AND WARRANTIES;
LIMITATION OF LIABILITY

11.1 Representations, Warranties and Covenants. Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:

11.1.1  Duly Organized. Such Party is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as is contemplated to be conducted by this Agreement.

11.1.2 Corporate Authority. Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such Party and is enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered in a proceeding at law or in equity.

11.1.3 Litigation. Such Party is not aware of any pending or threatened litigation (and has not received any communication) that alleges that such Party’s activities related to this Agreement have violated, or that by conducting the activities as contemplated herein such Party would violate, any of the intellectual property rights of any other Entity.

11.1.4 Consents, Approvals, etc. All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Entities required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

11.1.5 Conflicts. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law or regulation or any provision of the articles of incorporation, bylaws, or any similar constitutive document of such Party, as applicable, in any material way, and (b) do not conflict with, violate, or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

11.2 Additional Representations, Warranties and Covenants of NovaDel. NovaDel hereby represents and warrants and, on behalf of its Affiliates, agrees and covenants as follows:

11.2.1 NovaDel represents and warrants to Licensee that, to its Knowledge, as of the Effective Date, NovaDel is the owner or (sub)licensee (with the right to grant sublicenses to Licensee as contemplated under this Agreement) of the NovaDel Patents, and has all right, title, and interest in and to the NovaDel Patents, including exclusive, absolute, irrevocable right, title and interest thereto, free and clear of all liens, charges, encumbrances or other restrictions or limitations of any kind whatsoever and to the NovaDel’s knowledge and belief there are no licenses, options, restrictions, liens, rights of Third Parties, disputes, royalty obligations, proceedings or claims relating to, affecting, or limiting its rights or the rights of the Licensee under this Agreement with respect to, or which may lead to a claim of infringement or invalidity regarding, any part or all of the Licensed Technology and their use as contemplated in the underlying patent applications as presently drafted. The NovaDel Patents have not, as of the Effective Date, been held by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part;

11.2.2 To NovaDel’s knowledge and belief there is no claim, pending or threatened, of infringement, interference or invalidity regarding, any part or all of the Licensed Technology and their use as contemplated in the underlying patent applications as presently drafted;

11.3 Additional Representations, Warranties and Covenants of Licensee. Licensee hereby represents and warrants and, on behalf of itself and its Affiliates, agrees and covenants as follows:

11.3.1 To the extent permitted by Applicable Law, in any country, region or jurisdiction in the Territory, Licensee, on behalf of its Affiliates, agrees and covenants never to institute or prosecute any claim, action or suit at law or in equity seeking to have any claim in a NovaDel Patent declared invalid or unenforceable; provided, however, that nothing contained herein shall prohibit Licensee and its Affiliates and Sublicensees from either (a) asserting any and all defenses available to it, including assertions relating to the validity or enforceability of the NovaDel Patents, in any suit or proceeding brought against them alleging the infringement of any of the NovaDel Patents, or (b) asserting any and all defenses, evidence and arguments, including lack of patentability of the subject matter of a count or claim and lack of support for a count or claim, in any interference involving a patent or patent application owned by Licensee or its Affiliates or Sublicensees and a patent or patent application included within the definition of the NovaDel Patents.

11.3.2 Except as the Parties otherwise agree pursuant to the terms of an applicable sublicense, Licensee shall include covenants in its agreements with each of its Sublicensees materially identical to those Licensee is making in Sections 11.3.1 and 11.3.2 on the part of the Sublicensee, and shall provide that NovaDel shall have march-in right to seek termination of such agreement in the event the Sublicensee breaches the covenant. NovaDel’s right to seek termination of such agreement with the Sublicensee shall be subject to notice, cure and dispute resolutions provisions materially identical to the provisions set forth in Article 9. Licensee and its Affiliates will take all reasonable action (including signing required documents) and offer full cooperation to allow NovaDel to exercise the march-in rights provided herein, to the extent permitted by law.

11.4 DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 11.1, 11.2 AND 11.3, NEITHER NOVADEL NOR LICENSEE MAKE ANY REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, UNDER THIS AGREEMENT, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES UNDER THIS AGREEMENT.

11.5 LIMITATION OF LIABILITY. EXCEPT FOR EACH PARTY’S INDEMNIFICATION OBLIGATIONS IN RESPECT OF THIRD PARTY CLAIMS UNDER THIS AGREEMENT, NONE OF NOVADEL OR ANY OF ITS AFFILIATES OR LICENSEE OR ANY OF ITS AFFILIATES OR ANY SUBLICENSEE OR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING FOR LOST PROFITS), WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF (A) THE USE OF THE LICENSED TECHNOLOGY OR (B) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT.

ARTICLE 12
ASSIGNMENT

This Agreement and the rights and duties appertaining hereto may not be assigned by either Party without first obtaining the written consent of the other which consent shall not be unreasonably withheld. Any such purported assignment, without the written consent of the other Party, shall be null and of no effect. Notwithstanding the foregoing, Licensee may assign this Agreement (i) to a purchaser, merging or consolidating corporation, or acquiror of substantially all of Licensee’s assets or business and/or pursuant to any reorganization qualifying under section 368 of the Internal Revenue Code of 1986, as amended, and as may be in effect at such time, or (ii) to an Affiliate of Licensee subject to the consent of NovaDel which consent shall not be reasonably withheld.

ARTICLE 13
USE OF NAMES AND PUBLICATION

13.1 Publicity. No Party hereto shall originate any publicity, news release or other public announcement, written or oral, relating to this Agreement or the existence of a collaboration among the Parties, without the prior written approval of the other Parties except as otherwise permitted by this Agreement or required, in the reasonable judgment of the disclosing Party’s attorneys, by Applicable Law, including the Securities Act of 1933 and the Securities Exchange Act of 1934, each as amended, and the rules and regulations thereunder or as promulgated by an applicable securities exchange governing body.

13.2 Relationship of the Parties. Nothing herein shall be deemed to establish a relationship of principal and agent between NovaDel and Licensee, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as creating a partnership between NovaDel and Licensee, or as creating any other form of legal association or arrangement which would impose liability upon one Party for the act or failure to act of the other Party.

13.3 Publications. In the event that either Party desires to publish or disclose, by written, oral or other presentation, Licensed Technology or any material information related thereto, then such Party shall notify the other in writing of its intention at least sixty (60) days prior to any speech, lecture or other oral presentation and at least sixty (60) days before any written or other publication or disclosure, and shall include with such notice a description of any proposed oral presentation or, with respect to any proposed written or other disclosure, a current draft of such proposed disclosure or abstract. NovaDel may request that Licensee or its Sublicensee, no later than thirty (30) days following the receipt of such notice, delay such presentation, publication or disclosure in order to enable NovaDel to file, or have filed on its behalf or jointly, as applicable, a patent application, copyright or other appropriate form of intellectual property protection related to the information to be disclosed or request that Licensee or its Sublicensee do so. Upon receipt of such request to delay such presentation, publication or disclosure, Licensee or its Sublicensee shall arrange for a delay of such presentation, publication or disclosure until such time as Licensee or its Sublicensee or NovaDel has filed, or had filed on its behalf, such patent application, copyright or other appropriate form of intellectual property protection in form and in substance reasonably satisfactory to NovaDel. If Licensee or its Sublicensee does not receive any such request from NovaDel to delay such presentation, publication or disclosure, Licensee or its Sublicensee may submit such material for presentation, publication or other form of disclosure. Notwithstanding the foregoing, in no event shall Licensee or its Sublicensee have any right to publish or disclose the Licensed Process or any information or data related thereto without the prior written consent of NovaDel, which consent NovaDel may withhold in its sole discretion.

ARTICLE 14
PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

All notices or other communications that are required or permitted hereunder shall be in writing and delivered personally, sent by telecopier (and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to NovaDel to:

NovaDel Pharma Inc.
25 Minneakoning Road

Flemington, NJ 08822
Attention: President
908.806.2445 (fax)

with a copy (not constituting notice) to:

Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, NJ 08540
Attention: Randall B. Sunberg, Esq.
Fax: (609) 919-6701

If to Licensee to:

Hana Biosciences, Inc.
7000 Shoreline Court, Suite 370
South San Francisco, California 94080
Attention: President
Fax: (650) 588-2787

with a copy (not constituting notice) to:

Maslon Edelman Borman & Brand, LLP
3300 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Attention: Christopher J. Melsha, Esq.
Fax: (612) 642-8343

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication shall be deemed to have been given (a) when delivered, if personally delivered or sent by telecopier on a business day, (b) on the business day after dispatch, if sent by nationally-recognized overnight courier, and (c) on the third business day following the date of mailing, if sent by mail. It is understood and agreed that this Article 14 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

ARTICLE 15
CONFIDENTIALITY

15.1 Definition. “Confidential Information” of a Party shall mean all information and know-how and any tangible embodiments thereof provided by or on behalf of such Party to the other Party either in connection with the discussions and negotiations pertaining to, or in the course of performing, this Agreement, including the terms of this Agreement; the Designated Compound; data; knowledge; practices; processes; ideas; research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business. For purposes of this Agreement, notwithstanding the Party that disclosed such information or know-how, all NovaDel Know-How and all Information and Inventions with respect to the Licensed Process shall be Confidential Information of NovaDel.

15.2 Exclusions. Notwithstanding the foregoing, information or know-how of a Party shall not be deemed Confidential Information with respect to a receiving Party for purposes of this Agreement if such receiving Party can affirmatively demonstrate through the production of written documentation that such information or know-how:

15.2.1 was already known to the receiving Party or its Affiliates, other than under an obligation of confidentiality or non-use, at the time of disclosure to such receiving Party;

15.2.2 was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to such receiving Party;

15.2.3 became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain, after its disclosure to such receiving Party through no fault of a Party other than the Party that Controls such information and know-how;

15.2.4 was disclosed to such receiving Party or its Affiliates, other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation to the Party that Controls such information and know-how not to disclose such information or know-how to others; or

15.2.5 was independently discovered or developed by such receiving Party or its Affiliates, as evidenced by their written records, without the use of Confidential Information belonging to the Party that Controls such information and know-how, except with respect to the NovaDel Know-How with respect to the Licensed Process, which shall be and remain Confidential Information of NovaDel.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of a Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of such Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of a Party merely because individual elements of such Confidential Information are in the public domain or in the possession of such Party unless the combination and its principles are in the public domain or in the possession of such Party.

15.3 Disclosure and Use Restriction.  Except as expressly provided herein, the Parties agree that during the Term of this Agreement, and for five (5) years thereafter, each Party and its Affiliates and sublicensees shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information of the other Party, its Affiliates or Sublicensees.

15.4 Authorized Disclosure. Each Party may disclose Confidential Information of the other Party to the extent that such disclosure is:

15.4.1 Required by Governmental Order. Made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial or local governmental or regulatory body of competent jurisdiction; provided, however, that such Party shall first have given notice to such other Party and given such other Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

15.4.2 Required by Law. Otherwise required by law; provided, however, that the disclosing Party shall (a) provide the other Party with reasonable advance notice of and an opportunity to comment on any such required disclosure, (b) if requested by such other Party, seek confidential treatment with respect to any such disclosure to the extent available, and (c) use good faith efforts to incorporate the comments of such other Party in any such disclosure or request for confidential treatment;

15.4.3 Required by Regulatory Authority. Made by such Party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information; or

15.4.4 Required by Agreement. Made by such Party, in connection with the performance of this Agreement, to Affiliates, Sublicensees, research parties, employees, consultants, representatives or agents, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 15.

15.5 Press Releases. Press releases or other similar public communication by either Party relating to this Agreement, shall be approved in advance by the other Party, which approval shall not be unreasonably withheld or delayed, except for those communications required by Applicable Law (which shall be provided to the other Party as soon as practicable after the release or communication thereof), disclosures of information for which consent has previously been obtained, and information of a similar nature to that which has been previously disclosed publicly with respect to this Agreement, each of which shall not require advance approval.

ARTICLE 16
MISCELLANEOUS PROVISIONS

16.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

16.2 Registration. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee or its Sublicensee, as applicable, shall assume all legal obligations to do so and the costs in connection therewith.

16.3 Trade Regulations. Licensee or its Sublicensee and its Affiliates shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Product and related technical data to foreign countries, including the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

16.4 Entire Agreement. The Parties hereto acknowledge that this Agreement, including the Appendices and documents incorporated by reference, sets forth the entire agreement and understanding of the Parties hereto as to the subject matter hereof, and shall not be subject to any change of modification except by the execution of a written instrument subscribed to by the Parties hereto. This Agreement shall supersede all previous communications, representations or understandings, either oral or written, between the Parties relating to the subject matter hereof, including the Initial Agreement.

16.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties herein. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision prohibited or unenforceable in any respect.

16.6 Waiver. The waiver by a Party of a breach or a default of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

16.7 Equitable Relief. Each Party acknowledges and agrees that the restrictions set forth in Articles 6 and 16 of this Agreement are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any violation or threatened violation of any provision of Article 6 and 16 may result in irreparable injury to such other Party. Each Party also acknowledges and agrees that in the event of a violation or threatened violation of any provision of Article 6 and 16, the other Party shall be entitled to seek preliminary and permanent injunctive relief, without the necessity of having to post a bond, as well as to an equitable accounting of all earnings, profits and other benefits arising from any such violation. The rights provided in the immediately preceding sentence shall be cumulative and in addition to any other rights or remedies that may be available to such other Party. Nothing in this Section 16.7 is intended, or should be construed, to limit such other Party’s right to preliminary and permanent injunctive relief or any other remedy for breach of any other provision of this Agreement.

16.8 Force Majeure. In the event that a Party fails to perform any of its obligations under this Agreement (other than an obligation to pay money) due to any act of God, fire, casualty, flood, war, strike, lockout, failure of public utilities, injunction, act of a governmental authority (including enactment of any governmental law, order or regulation permanently or temporarily prohibiting or reducing the level of research, development or production work hereunder or the manufacture, use or sale of the Licensed Product), epidemic, destruction of production facilities, riot, insurrection, inability to procure or use materials, labor, equipment, transportation or energy in quantities sufficient to meet experimentation or manufacturing needs, or any other cause beyond the reasonable control of the Party invoking this Section 16.8, provided, in each case, that such Party shall have used Commercially Reasonable Efforts to avoid such failure, then such Party shall promptly give written notice of such occurrence to the other Party, and thereupon the affected Party’s performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

16.9 Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.

16.10 Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

16.11 Expenses. Each of Licensee and NovaDel shall be responsible for their own expenses relating to the negotiation, execution and performance of this Agreement.

16.12 Export Controls. Each Party acknowledges that it is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the United States Department of Commerce Export Administrations Regulations). The transfer of such items may require a license from the cognizant agency of the United States Government and/or written assurances by NovaDel or Licensee or any Sublicensee and its Affiliates that it shall not export data or commodities to certain foreign countries without prior approval of such agency. No Party makes any representation as to whether any such license will be required or, if required, whether it will be issued.

16.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.14 Binding. This Agreement shall not be binding upon the Parties until it has been signed below on behalf of each Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the duly authorized officers of the Parties have executed this Agreement as of the dates set forth below their respective signatures.

NOVADEL PHARMA INC.		HANA BIOSCIENCES, INC.

By:	/s/ Steven Ratoff	By:	/s/ Mark J. Ahn

Name:	Steven Ratoff	Name:	Mark J. Ahn

Title:	Chairman, President and CEO	Title:	President & CEO

Date:	July 31, 2007	Date:	July 31, 2007

EXHIBIT A

PATENTS

1. United States Patent No. 6,676,931 B2

EXHIBIT B

Royalty Rate Structure

Net Sales (U.S. Sales and Canadian Sales Converted to U.S. Dollars)	Royalty Rate

$[***] to $[***]	[***]%

Plus

$[***] to $[***]	[***]%

Plus

$[***] and above	[***]%